Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

CE HUNTSVILLE HOLDINGS CORP.

ARTICLE 1.
NAME

The name of this corporation is CE Huntsville Holdings Corp. (“Corporation”).

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle.  The registered agent of the Corporation at such address shall be The Corporation Trust Company.

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).   The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4.
CAPITAL STOCK

The total number of shares of stock that the Corporation shall have the authority to issue is 100 shares, all of which shares shall be common stock having a par value of $0.001 per share.

ARTICLE 5.
INCORPORATOR

The name and mailing address of the incorporator (the “Incorporator”) are Diane L. Anderson, Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado 80202.  The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

ARTICLE 6.
BOARD OF DIRECTORS

6.1          Initial Directors; Number; Election.

The following persons, having a mailing address as listed below, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

NAME	MAILING ADDRESS

Ron Sparks	200 West 7th Avenue Collegeville, Pennsylvania 19426

Bruce L. Rogers	1515 Arapahoe Street Tower One, Suite 1500 Denver, Colorado 80202

Steven D. Neumann	1515 Arapahoe Street Tower One, Suite 1500 Denver, Colorado 80202

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.  Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

6.2          Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

6.3          Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 7.
AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE 8.
RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 30th day of August, 2005.

/s/ Diane L. Anderson
Diane L. Anderson
Incorporator